Exhibit 3.1

MAXIMUS, INC.

ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION

Pursuant to Section 13.1-710 of the Virginia Stock Corporation Act under Title 13.1, Chapter 9 of the Code of Virginia, the undersigned, on behalf of the corporation set forth below, states as follows:

1.The name of the Corporation is MAXIMUS, Inc.

2.Sections 2 and 3 of Article SEVENTH of the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”) are hereby deleted and replaced with the following:

“2. Until the 2023 annual meeting of Shareholders, the directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits. At the 2021 annual meeting of Shareholders, the directors who shall be elected at the 2021 annual meeting to fill the directorships held by directors whose terms expire at the 2021 annual meeting shall be elected for one-year terms expiring at the 2022 annual meeting of Shareholders; at the 2022 annual meeting of Shareholders, the directors who shall be elected at the 2022 annual meeting to fill the directorships held by directors whose terms expire at the 2022 annual meeting shall be elected for one-year terms expiring at the 2023 annual meeting of Shareholders; at the 2023 annual meeting of Shareholders, the terms of all directors shall expire and at such annual meeting and at each annual meeting thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting of Shareholders. From and after the 2023 annual meeting of Shareholders, the directors shall no longer be divided into classes.
3. Each director chosen to fill a vacancy in the Board of Directors shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board, such director shall hold office for a term expiring at the next meeting of Shareholders at which directors are elected.”

3.This amendment was adopted by the Corporation on March 17, 2020.

4.The Board of Directors found that this amendment was in the best interests of the Corporation and directed that it be submitted to shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia. The shareholders duly approved this amendment in the manner required by Title 13.1, Chapter 9 of the Code of Virginia and the Articles of Incorporation at its annual meeting of shareholders on March 17, 2020.

The undersigned General Counsel and Secretary of the Corporation declares that the facts herein stated are true as of March 17, 2020.

MAXIMUS, Inc.

By:	/s/ David R. Francis
Name:	David R. Francis
Title:	General Counsel and Secretary

SCC ID# 01616614